EXHIBIT 99.2

CONSENT OF COMMERCE STREET CAPITAL, LLC

We hereby consent to the use of our name and to the description of our opinion, dated January 17, 2014, under the captions “Opinion of Financial Advisor to Central Community” in, and to the inclusion of our opinion letter as Annex C, to the Proxy Statement/Prospectus of Central Community, which Proxy Statement/Prospectus forms a part of the Registration Statement on Form S-4 of BancorpSouth. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Commerce Street Capital, LLC

/s/ Commerce Street Capital, LLC
Dallas, Texas
February 28, 2014